Item 77.H - Change in Control of Registrant


Obtaining Control of Credit Suisse Strategic Income Fund A

As of October 31, 2015, Charles Schwab owned 3,820,647 shares of the Fund, which represented 56.54% of the Fund and Ameritrade, owned 1,661,419 shares of the Fund, which represented 24.59% of the Fund. As of April 30, 2016 Charles Schwab owned 231,487 shares of the Fund, which represented 27.26% of the outstanding shares and UBS owned 288,732 shares of the Fund, which represented 34.01% of the outstanding shares. Accordingly shareholder has continued to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Strategic Income Fund C

As of October 31, 2015, UBS WM USA owned119, 126 shares of the Fund, which represented 38.59% of the Outstanding shares. As of April 30, 2016 UBS WM USA owned 219,964 shares of the Fund, which represented 43.02% of the outstanding shares. Accordingly, UBS WM USA continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Strategic Income Fund I

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 3,060,303 shares of the Fund, which represented 45.71% of the
outstanding shares.   As of April 30, 2016 Merchant Holdings
("Shareholder") owned 2,259,972 shares of the Fund, which represented 36.84% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.